Exhibit 10.14
NATIONSTAR MORTGAGE LLC
ANNUAL INCENTIVE COMPENSATION PLAN
1.	Purpose.
The purpose of the Nationstar Mortgage LLC Annual Incentive Compensation Plan (the “Plan”) is to provide certain senior executive officers of Nationstar Mortgage LLC (the “Company”) with annual cash incentive bonus opportunities that are tied to both the achievement of financial performance goals by the Company and the attainment of individual performance objectives by a Participant.
2.	Administration.
The Plan shall be administered by FIF HE Holdings LLC (the “Managing Member”). The Managing Member shall have discretionary and final authority to interpret the terms and provisions of the Plan and may adopt, alter or repeal any administrative rules, guidelines and/or practices governing the operation of the Plan as it shall from time to time deem advisable; provided, however, that the Managing Member may not decrease the amount of the Bonus Pool (as described below) and provided, further, that no action taken under this Section 2 shall intentionally cause a Bonus payment to become subject to Sections 409A or 457A of the Internal Revenue Code of 1986, as amended.
3.	Eligibility.
Any senior executive officer of the Company who is either listed on Exhibit A attached hereto or is otherwise notified in writing by the Company and the Managing Member of his or her eligibility to participate shall be eligible to participate in the Plan (each such officer, a “Participant”).
4.	Determination and Payment of Annual Bonus Awards.
(a)	Amount of Bonus Pool. The annual bonus pool from which a bonus (a “Bonus”) may be paid to a Participant pursuant to the terms of the Plan shall be equal to five percent (5%) of the Company’s “Operating Cash Flow,” as defined in and determined in accordance with the terms set forth in Exhibit B attached hereto, which Exhibit B may be amended from time to time (the “Bonus Pool”).
(b)	Allocation of Bonus Pool Among Participants. For each fiscal year during which the Plan is in effect, the Managing Member shall (i) determine, in its sole discretion, but following consultation with the Chief Executive Officer of the Company, the percentage of the Bonus Pool to be allocated to each Participant (the “Annual Allocation”), provided that, beginning with the 2010 fiscal year, in no event may the Annual Allocation for a Participant be less than seventy-five percent (75%) of the Annual Allocation for that Participant in the immediately preceding fiscal year, and (ii) provide written notice to the Chief Executive Officer of the Company of such Annual Allocation. Upon receipt of such written notice from the Managing Member, the Chief Executive Officer of the Company shall (1) provide written notice to each Participant of that Participant’s Annual

Allocation and (2) provide a copy of such written notices to the Managing Member.
(c)	Eligibility to Receive Bonus Payment. Except to the extent otherwise provided in a Participant’s employment agreement with the Company, a Participant shall only be eligible to receive the payment of a Bonus pursuant to the terms of the Plan if, as of the last day of the fiscal year to which such Bonus relates, the Participant (i) is employed by the Company or its subsidiaries and (ii) has not notified the Company of his or her intent to resign employment with the Company and its subsidiaries.
(d)	Bonus Payment. A Bonus, if any, shall be paid to a Participant, in cash, as soon as practicable after the Company’s financial results for the fiscal year have been determined; provided, however, that in no event shall such payment be made earlier than January 1st or later than March 15th of the year following the year to which it relates.
(e)	Termination of Employment of a Participant. Subject to Section 4(c) hereof, in the event that a Participant terminates employment with the Company for any reason, the Participant shall no longer be entitled to participate in the Plan and the Managing Member shall, in its sole discretion, (i) apportion all (or a portion) of the terminated Participant’s Annual Allocation among the remaining Participants, (ii) add a new Participant (or Participants) to the Plan and apportion all (or a portion) of the terminated Participant’s Annual Allocation to the new Participant (or Participants) or (iii) implement any combination of the foregoing.
5.	Amendment and Termination.
The Company and the Managing Member intend that the Plan shall continue in effect in accordance with the terms set forth herein following the end of the 2009 fiscal year. However, the Company, with the express consent of the Managing Member, shall have the right to amend, modify, suspend or terminate the Plan at any time. Notwithstanding the foregoing, no such amendment, modification, suspension or termination may, without the consent of any Participant affected thereby, impair the rights of such Participant with respect to a Bonus which became vested prior to the date thereof.
6.	Miscellaneous
(a)	No Right to Continued Employment or Payment of a Bonus. The right of a Participant to receive a Bonus under the Plan shall not be deemed a right to continued employment by the Company or its subsidiaries and does not otherwise restrict the Participant’s right or the right of the Company to terminate the Participant’s employment at any time, with or without notice and with or without cause. No Participant has any claim to be awarded a Bonus, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of each Bonus and the Managing Member’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).
(b)	Unfunded Status of Awards. Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure the payment of such bonuses.
(c)	Nontransferability. No Participant shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber his or her interest under the Plan.
(d)	Beneficiary. A Participant may file with the Company a written designation of a beneficiary on a form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate will be deemed to be the Participant’s beneficiary.
(e)	Withholding Taxes. The Company shall withhold all applicable federal, state and local taxes from the payment of any Bonus made pursuant to the Plan, in accordance with applicable laws and regulations.
(f)	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws.
(g)	Effective Date. The effective date of the Plan is January 1, 2009.

EXHIBIT A
PARTICIPANTS
1.	Anthony H. Barone (Chief Executive Officer)

2.	Jesse K. Bray (Chief Financial Officer)

3.	Robert L. Appel (Executive Vice President, Servicing)

4.	Amar Patel (Executive Vice President)

EXHIBIT B
OPERATING CASH FLOW
Operating Cash Flow means “operating cash flow” (before capital items) as defined in the Company’s management reports.
     With respect to 2009, Operating Cash Flow shall be equal to (i) Servicing Cash Flow plus (ii) Originations Cash Flow, less Advance Interest Expense, Fees and Points (each as defined below), and is intended to represent the Company’s cash revenues less all fully allocated cash and accrued expenses. The amount of each Bonus accrued by the Company under the Plan will be added back to Operating Cash Flow for purposes of determining the Bonus Pool. The following items will be excluded from Operating Cash Flow: (i) advance principal, (ii) securities, (iii) discontinued operations, (iv) whole loans and (v) capital for unpledged loans.
     For all subsequent years while the Plan is in effect, Operating Cash Flow shall be defined as determined by the Managing Member in its sole discretion with regard to each such subsequent year.
In all events, Operating Cash Flow shall be determined by the Managing Member in its sole discretion, and such determination shall be final, blinding and conclusive.
Servicing Cash Flow means cash flow from (i) servicing revenues plus (ii) ancillaries, less direct and compensating interest expenses (which expenses shall include fully allocated expenses).
     The fiscal year 2009 target for Servicing Cash Flow is $60,000,000.
Originations Cash Flow means cash flow from (i) originations revenues, (ii) secondary gains and losses and (iii) hedge gains and losses, less (a) expenses and (b) fully allocated corporate overhead. Originations Cash Flow excludes (1) working capital required to fund haircuts for loans held on the warehouse facility until a sale and (2) any changes to principal financing terms (not interest, points or fees) under the existing GCM facility or addition of any new facilities.
The Originations Cash Flow formula assumes that 50% of origination volume will be servicing retained. If less than 50% of 2009 origination volume is servicing retained, the following amount (“Origination Adjustment”) will be deducted from Operating Cash Flow.
Origination Adjustment shall be determined as follows:(50% less actual percentage of servicing retained volume) x 2009 origination volume x average servicing released price.
     The fiscal year 2009 target for Originations Cash Flow is $3,500,000.
Advance Interest Expense, Fees and Points means interest expense, fees and points on the servicing advances facility, excluding any changes to advance principal financing terms (not interest, points or fees) under the existing GCM facility or addition of any new facilities.
     The fiscal year 2009 target for Advance Interest Expense is $23,200,000.